Exhibit 10.18

The University of Phoenix, Inc. Bonus Plan – Leadership Team

TABLE OF CONTENTS

PARTICIPANTS AND ELIGIBILITY	2
CALCULATION OF BONUS PAYMENTS	3
TIMING OF BONUS PAYMENTS	3
BONUS TARGETS	4
GENERAL MATTERS	4
APPEALS	4
BONUS GOALS	4
LEADERSHIP TEAM UPSIDE	5

University of Phoenix ~ Bonus Plan	1

PARTICIPANTS AND ELIGIBILITY

Only full-time, non-covered employees1 of The University of Phoenix, Inc. (“University”) who are a part of the Leadership Team (Level 17 and higher) and are not the President or a direct report to the President (“eligible Leadership Team position”) are eligible to participate in the Plan (“Participant”).

All terms and conditions of The University of Phoenix, Inc. Bonus Plan – Leadership Team (the “Plan”), including but not limited to annual bonus award targets for Participants, together with the obligations and liabilities of the University that accrue under the Plan, shall be binding upon any successor to the University, whether such succession occurs by way of merger, consolidation, reorganization or other change in ownership or control of the University (as defined below). Any successor to the University shall be bound to the terms and conditions of the Plan for at least the remainder of the fiscal year in which the Change in Control of the University occurs and including the period of time required to determine and pay (regardless of whether such bonus payment would be deferred based upon Participants’ elections) the required bonus payments, if earned under the terms of the Plan, to Participants.

After the start of the fiscal year, the effective date of participation in the Plan will begin on the date of hire (for new hires), or date of transfer to an eligible position.

Participants must be in an Eligible Position for at least 30 calendar days of a Performance Period (defined below) to qualify for a bonus payment for that Performance Period, except in the case of an involuntary termination.

A Participant whose employment terminates voluntarily must be employed by the University through the last day of a Performance Period to be eligible to receive a bonus payment for that Performance Period. Participants terminated with Cause (as defined in The University of Phoenix, Inc. Severance Pay Plan (As Amended and Restated Effective January 1, 2019)) will be ineligible for a bonus payment. If a Participant’s termination of employment is involuntary and without Cause, or the Participant dies or is transitioning to long-term disability status during a Performance Period, or if a Participant is no longer in an Eligible Position, AND the Participant was in an Eligible Position for at least 30 calendar days of the fiscal year, the Participant will be eligible to receive a pro-rata bonus payment for the fiscal year. Any bonus payment earned will be paid at the same time as all other bonus payments for each Performance Period. Such pro-ration will be calculated by dividing the number of calendar days prior to termination, death, long-term disability or change in eligibility by the total number of calendar days in the fiscal year.

[1]

“Non-Covered” employees are individuals employed by the University in jobs that do not, at any time, engage directly or indirectly in securing enrollments, influencing retention or awarding financial aid (“non-covered jobs”).

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Participants not eligible for a full Performance Period will be paid a pro-rata bonus payment, if earned under the terms of the Plan, for the time the Participant is in an Eligible Position during a Performance Period. Such pro-ration will be calculated by dividing the number of calendar days the Participant is in an Eligible Position by the total number of calendar days in the fiscal year.

Management, in its sole discretion, may elect to reduce or cancel the bonus payment for any Participant who received any form of disciplinary warning or action, either during the applicable Performance Period or at the time the bonus payment for the Performance Period is paid.

CALCULATION OF BONUS PAYMENTS

The first period bonus payment is based on an assessment of performance from September 1st through the end of the second quarter of a fiscal year (“First Performance Period”) and how that performance compares to the “On Track” targets. Bonus payments for the First Performance Period will be calculated using 35% of Participants’ annual target, multiplied by the achievement of the financial metrics for the First Performance Period. When necessary, a pro-rate factor will be applied using the number of calendar days a Participant is eligible divided by the total number of calendar days in the fiscal year, even if the pro-ration occurs in the First Performance Period.

The second period bonus payment is based on overall performance for the fiscal year (“Second Performance Period”) and how that performance compares to a Participants’ full fiscal year target, minus any bonus payment for the First Performance Period. Bonus payments for the Second Performance Period will be calculated using the full annual target in effect at the end of a fiscal year, multiplied by the achievement of the financial metrics for the full fiscal year, less the bonus payment for the First Performance Period. When necessary, a pro-rate factor will be applied.

When a Participant changes bonus plans during the First or Second Performance Period, any bonus payment will be calculated using the applicable bonus plan terms, metrics, and other features in effect for each bonus plan on a pro-rata basis.

TIMING OF BONUS PAYMENTS

Two bonus payments are possible under this Plan. The first bonus payment, if performance targets are achieved, will occur after February 28th and will be based on ‘On-Track’ results for the First Performance Period. The second bonus payment, if performance targets are achieved, will occur following the conclusion of the fiscal year (i.e., after August 31st) and will be based on the Second Performance Period results.

The exact timing of bonus payments under the Plan depends on a variety of factors, which include items such as final verification of bonus goal achievement, payroll processing deadline dates and the completion of all administration and audit functions. Payment for any Performance Period will occur within 60 days of the end of the respective Performance Period.

University of Phoenix ~ Bonus Plan	3

BONUS TARGETS

Bonus targets are stated as a percentage of base salary. The base salary in effect at the end of a Performance Period will be used to calculate the bonus, except when a Participant’s bonus target percentage or position level changes during a Performance Period. In this case, the bonus payment for that Performance Period will be calculated by adding a pro-rata bonus using the bonus target percentage and base salary in a Participant’s original position for the time period before the change and a pro-rata bonus using the bonus target percentage and base salary in a Participant’s new position for the time period after the change, in each instance using the Participant’s base salary and bonus target percentage in effect on the final date of each such Performance Period.

Any change to a Participant’s bonus target must be approved per the Schedule of Executive Authority.

GENERAL MATTERS

The University reserves the right to modify or terminate the Plan, in total or in part, at any time. Any such modification or termination must follow the same approval process that is noted in the PARTICIPANTS AND ELIGIBILITY section above.

The awarding of bonuses is discretionary, and management reserves the right to assess overall organization fiscal performance in the awarding of any bonus.

APPEALS

Exceptions and appeals will be reviewed by the Human Resources Compensation Department. A recommendation will be given by the Vice President, Total Rewards to the University’s Chief Human Resources Officer, who will render a final decision.

The University has the sole and exclusive authority to interpret and administer the Plan and its decisions are final.

BONUS GOALS

Participants shall be eligible to earn a bonus payment under the Plan for each Performance Period based on the level of attainment, as determined by the University, of the bonus goals established by the University for that Performance Period. The bonus metrics and weightings are as follows:

First Performance Period		Second Performance Period
35% of Annual Target		100% of Annual Target less payment for First Perf Period

EBITDA	Revenue	EBITDA	Revenue
50%	50%	50%	50%

University of Phoenix ~ Bonus Plan	4

Performance goals for threshold and target performance and metric definitions will be set for the First Performance Period and for the Second Performance Period and approved by the Compensation Committee.

LEADERSHIP TEAM UPSIDE

Members of the University’s Leadership Team are eligible to receive a bonus upside payout. The bonus upside payout is achieved when full-year performance exceeds target based on full-year performance of EBITDA or Revenue, weighted 50% and 50%, respectively. The upside will be paid out, if achieved, at the same time as the second payment in accordance with the provisions described in Timing of Bonus Payments above.

Note that from time to time, an upside gate in the form of a supplemental performance condition may be used to determine whether the bonus upside can be paid. This upside gate, if not achieved, would disallow any bonus upside payout from occurring regardless of whether full-year performance exceeds target for EBITDA or Revenue.

Performance goals for the upside gate, target and maximum performance, and metric definitions will be set and approved by the Compensation Committee.

APPROVAL

Cheryl Naumann - SVP, Chief Human Resources Officer

University of Phoenix ~ Bonus Plan	5

Definitions:

“Change in Control” means, the occurrence of either of the following: (i) (A) Apollo Management Holdings, L.P. and its Affiliates ( “Apollo Holders”) cease to be the beneficial owners, directly or indirectly, of a majority of the combined voting power of the University’s outstanding securities; and (B) a person, entity or group other than the Apollo Holders becomes the direct or indirect beneficial owner of a percentage of the combined voting power of the University’s outstanding securities that is greater than the percentage of the combined voting power of the University’s outstanding securities beneficially owned directly or indirectly by the Apollo Holders; or (ii) a sale of all or substantially all of the assets of the University to a person, entity or group other than the Apollo Holders; provided, however, that a mere IPO or a merger or other acquisition or combination transaction after which the Apollo Holders retain control or shared control of the University, or have otherwise not sold or disposed of more than 50% of its investment in the University as of the Closing Date in exchange for cash or marketable securities, will not result in a Change in Control; provided, further, that, following an IPO, the above clause (i) shall be deleted and replaced with: “a person, entity or group other than Apollo and its Affiliates (the “Apollo Holders”) becomes the beneficial owner, directly or indirectly of 35% or more of the combined voting power of the University’s outstanding securities, and such combined voting power beneficially owned is greater than the percentage of the combined voting power of the University’s outstanding securities beneficially owned directly or indirectly by the Apollo Holders.”

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